Exhibit 20.2


                         LASER MORTGAGE MANAGEMENT, INC.
                         ADOPTS STOCK REPURCHASE PROGRAM

     Short Hills, New Jersey, March 16, 1998. LASER Mortgage Management, Inc. (NYSE: LMM) today announced that it is initiating a program to repurchase up to $20,000,000 of its common stock. Based on the current market price, the shares subject to repurchase represent approximately 6% of the current outstanding common stock. No minimum number or value of shares to be repurchased has been fixed. The repurchases may be effected from time to time in accordance with applicable securities laws, through solicited or unsolicited transactions in the open market, on the New York Stock Exchange or in privately negotiated transactions. No time limit has been placed on the duration of the stock repurchase program. Subject to applicable securities laws, such purchases will be at times and in amounts as the Company deems appropriate and may be discontinued at any time. Repurchased shares will be held as treasury shares available for future issuance under the Company's Dividend Reinvestment and Direct Purchase Plan and other corporate purposes.

     In announcing the stock repurchase program, Michael L. Smirlock, LASER's Chief Executive Officer, said, "We will look for opportunities to enhance stockholder value through repurchases of the Company's stock, such as when the common stock is trading below book value."

     LASER Mortgage Management, Inc. is a specialty finance company investing primarily in mortgage-backed securities and mortgage loans. The Company will elect to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended. LASER Advisers, Inc., a registered investment adviser, manages the day-to-day operations of the Company. The executive offices of LASER Mortgage Management, Inc. are located at 51 John F. Kennedy Parkway, Short Hills, New Jersey.

     "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: STATEMENTS IN THIS PRESS RELEASE REGARDING LASER MORTGAGE MANAGEMENT, INC.'S BUSINESS WHICH ARE NOT HISTORICAL FACTS ARE "FORWARD-LOOKING" STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES.

     Date:     March 16, 1998

     Contact:  LASER Mortgage Management, Inc.
               Robert Gartner, Vice President (973) 912-8770